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                                                                    EXHIBIT 11.1


                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,1996 AND 1997
                                  (In 000's)

                                                               Three Months Ended               Nine Months Ended
                                                         ------------------------------    ------------------------------
                                                         September 30,    September 30,    September 30,    September 30,
                                                             1996             1997             1996             1997
                                                         ------------     -------------    -------------    -------------
                                                                  (Unaudited)                        (Unaudited)
PRIMARY(3)
----------
Earnings applicable to common stock:
  Net income (loss)                                      $  (3,106)        $  (11,922)          2,553          (34,544)
  Interest income(1)                                             0                  0               0                0
                                                         ----------        ----------       ---------        ---------
  Net income (loss) applicable to common stock           $  (3,106)        $  (11,922)      $   2,553        $ (34,544)
                                                         =========         ==========       =========        =========

Weighted average shares outstanding for primary:
  Weighted average shares outstanding                    $  28,488             31,734          28,490           31,518
  Other shares upon assumed exercise of stock options
    and warrants(2)                                              0                  0               0                0
                                                         ----------        ----------       ---------        ---------
  Weighted average shares                                   28,488             31,734          28,490           31,518
                                                         ----------        ----------       ---------        ---------
Primary net income (loss) per share                      $   (0.11)        $    (0.38)      $    0.09        $   (1.10)
                                                         =========         ==========       =========        =========

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(1) Reflects adjustment to interest expenses, net of related income tax effect, on excess proceeds due to 20% limitation on assumed acquisition of shares under the modified treasury stock method. Assumed proceeds from stock options include an income tax benefit as the options are not qualified options under the Internal Revenue Code.
(2) Options and warrants are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.
(3) Fully diluted net income per share is anti-dilutive. Accordingly, fully diluted net income per share is not presented for all periods.
(4) For the three months ended September 30, 1996 and 1997 and the nine months ended September 30, 1997, earnings per share was not calculated under the modified treasury stock method as the results were anti-dilutive.